SUB-ADVISORY AGREEMENT

                              LARGE CAP GROWTH FUND
                           TOUCHSTONE STRATEGIC TRUST

                                 AMENDMENT NO. 1

AMENDMENT dated as of February 25, 2005, by and between TOUCHSTONE ADVISORS, INC., an Ohio corporation (the "Advisor"), and NAVELLIER & ASSOCIATES, INC., a Delaware corporation (the "Sub-Advisor").

      WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and has been retained by Touchstone Strategic Trust (the "Trust"), a Massachusetts business trust organized pursuant to an Agreement and Declaration of Trust dated November 18, 1982 and registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"), to provide investment advisory services to the Large Cap Growth Fund (the "Fund"); and

      WHEREAS, the Advisor and Sub-Advisor entered into a Sub-Advisory Agreement dated as of August 1, 2004, (the "Sub-Advisory Agreement") with respect to the Fund, a series of Touchstone Strategic Trust; and

      WHEREAS, the Advisor and Sub-Advisor wish to enter into this Addendum to the Sub-Advisory Agreement to reflect a change in the compensation of the Sub-Advisor; and

      WHEREAS, the Trust's Board of Trustees has approved the change in the compensation of the Sub-Advisor;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as set forth in the Agreement and herein, acting pursuant to
Section 9(c) of the Agreement, Touchstone and Navellier hereby amend the Agreement as follows:

      Section 3 of the Agreement shall read as follows:

      3. COMPENSATION OF THE SUB-ADVISOR.

            a. As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to 0.40% on the first $1 billion of the Fund's average daily net assets and 0.35% of such assets in excess of $1 billion. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in this Section 3a, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor's fee, the daily value of the Fund's net assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares thereof.
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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered in their names and on their behalf as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.                      NAVELLIER & ASSOCIATES, INC.


By:         /s/ William Dent                   By:         /s/ Arjen Kuyper
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Print Name:  William Dent                      Print Name: Arjen Kuyper
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Print Title: Senior Vice President             Print Title: President
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Date:        February 25, 2005                 Date:        February 25, 2005
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